Exhibit 99.1

Contacts:

Dana Coffield	Al Palombo
Gran Tierra Energy, Inc.	Cameron Associates
President & Chief Executive Officer	Investor Relations
(866) 973-4873	(212) 554-5488
info@grantierra.com	al@cameronassoc.com

GRAN TIERRA ENERGY ANNOUNCES FOURTH QUARTER AND 2008 YEAR-END FINANCIAL RESULTS

Company Reports Record Increase in Year over Year Reserves, Production Volumes, and Revenues – Cash Balance Grows to $177 Million

CALGARY, Alberta, February 26, 2009, Gran Tierra Energy Inc. (NYSE Alternext: GTE, TSX: GTE), a company focused on oil exploration and production in South America, today announced financial and operating results for the quarter and year ended December 31, 2008.  Highlights for the year include:

•	145% increase in average daily oil production over the prior year with a current production rate of approximately 12,000 barrels of oil per day (BOPD), net after royalty.

•	Record revenue and other income for the year of $114.0 million, an increase of 253% from $32.3 million for 2007.

•	Net income of $23.5 million or $0.19 per share basic and $0.16 per share diluted, compared to a net loss of $8.5 million or ($0.09) per share basic and diluted in 2007.

•	Cash and cash equivalents of $176.8 million compared to $57.8 million at September 30, 2008 and $18.2 million at December 31, 2007. Gran Tierra Energy continues to be debt free.

Full Year 2008 Financial Highlights:

The company recognized revenue and other income of $114.0 million, an increase of 253% from $32.3 million for 2007.  Net income for 2008 was $23.5 million or $0.19 per share basic and $0.16 per share diluted, compared to a net loss of $8.5 million or ($0.09) per share in 2007 basic and diluted.  The 2008 results reflect increased production from the successful exploration and development programs in both Colombia and Argentina, higher oil prices based on a higher average West Texas Intermediate (WTI) oil price and the results of Solana Resources Limited from the November 14, 2008 acquisition date.

The average price received per barrel of oil in 2008 increased 44% to $84.89 per barrel from $58.79 per barrel in 2007.

Cash provided by operations for 2008 was $109.7 million compared to $8.8 million in 2007.

Fourth Quarter 2008 Financial Highlights:

Revenue and other income for the fourth quarter ended December 31, 2008 was $19.7 million, a 24% increase from $16.0 million for the same period of 2007.  The company reported a net loss for the quarter of $12.7 million or $(0.07) per share diluted as compared to net income of $2.2 million, or $0.02 per share for the same period in 2007.

Included in the 2008 fourth quarter results are non-cash expenses resulting from the inclusion of Solana, comprised of a $7.3 million unrealized foreign exchange loss related to translation of a deferred tax liability, and additional depletion expense of $6.9 million.

A general strike in Colombia, which caused the suspension of production operations in southern Colombia from November 20, 2008 through to year end, also impacted the results of the quarter. Operating expenses during this period remained relatively unchanged from the third quarter as the company retained its employees and continued to maintain its facilities.

Realized prices in the fourth quarter of 2008 averaged $50.38 per barrel compared to $72.95 per barrel for the fourth quarter of 2007, reflecting the recent decline in WTI price.

Balance Sheet Highlights:

The company reported cash and equivalents of $176.8 million at 2008 year end as compared to $57.8 million at September 30, 2008 and $18.2 million at December 31, 2007. Working capital was $132.8 million at 2008 year end, as compared to $43.5 million at September 30, 2008 and $8.1 million at the end of 2007. Shareholders’ equity increased to $791.9 million at December 31, 2008 from $76.8 million at December 31, 2007, and the company had no outstanding long-term debt as of year end. The increase in equity is primarily a result of the issuance of shares to acquire Solana. Cash included in the assets acquired from Solana was $81.9 million, net of acquisition costs.

Production Highlights:

Average oil production for the year ended December 31, 2008, net of royalties, increased 145% to 3,629 BOPD from 1,482 BOPD in 2007. The increase in production is due primarily to increased production from the continued development of the Costayaco field in the Chaza Block in Colombia and the successful drilling of the Proa -1 well in the Surubi Block in Argentina.

Average oil production for the fourth quarter of 2008, net after royalties, was 4,074 BOPD. Production was impacted by the strike at the Ecopetrol operated Orito facilities which resulted in a suspension of crude oil transportation in southern Colombia from November 20, 2008 through year end 2008. Crude oil transportation resumed on January 12, 2009.

Current production is approximately 12,000 BOPD, net after royalty, and the company anticipates that production will be 15,000 BOPD, net after royalty, at the end of the first quarter of 2009.

2008 Reserve Review:

Externally audited proved oil reserves (as per SEC Reserves Definitions) net after royalty to Gran Tierra Energy as of December 31, 2008 tripled to 19.2 million barrels of oil (BO) proved compared to 6.4 million BO proved as of December 31, 2007.

As per Canadian NI 51-101 and the Reserves definitions in the COGE Handbook, reserves net after royalty to Gran Tierra Energy as of December 31, 2008 increased significantly from 2007 to 18.8 million BO proved, 8.7 million BO probable, and 18.6 million BO possible. This compares to reserves as of December 31, 2007 of 6.4 million BO proved, 5.0 million BO probable and 4.9 million BO possible.

Commenting on the results, Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy Inc., stated, “2008 was a milestone year for Gran Tierra Energy.  Associated with the acquisition of Solana Resources, the high-point was the consolidation of a 100% working interest in the Costayaco field, one of the largest oil discoveries in Colombia in recent years.  With this and with additional drilling success, Gran Tierra Energy was able to triple proved reserves during the year.  In parallel, our net after royalty production volumes have increased dramatically and we are on track to reach 20,000 barrels of oil per day, net to the company, in the second half of this year.”

Coffield continued, “The fourth quarter of the year proved to be challenging as a result of falling oil prices and a significant deferral of production in Colombia in December.  In spite of this, our balance sheet is stronger than it has ever been.  Our capital program for 2009 will be fully funded from cash flow and cash on hand.  This includes a development drilling program to grow production, an exploration drilling program to continue exploring for new reserves, and diverse seismic programs in Colombia, Peru, and Argentina to prepare for continued exploration drilling in 2010.”

“The successful execution of our strategy to date has positioned Gran Tierra Energy to not only survive in the current business environment, but to thrive.  Our 2008 results and strong balance sheet should allow Gran Tierra Energy to continue pursuing its long term goal of becoming a significant player in the international oil and gas exploration and production arena by prudently executing our growth strategy,” Coffield concluded.

Related News – Costayaco 6 and 7 Update:

The company reported the recent completion of production testing at Costayaco-6 in Colombia.  Only water was recovered in this testing.  Additional testing will be undertaken to optimize the use of this wellbore for water disposal or for reservoir pressure support.  In addition, the drilling of Costayaco-7 has been initiated.  This development well is being drilled in the north central portion of the Costayaco field and will take approximately 45 days to drill and complete.

Conference Call Information:

Gran Tierra Energy Inc. will hold a conference call to review its fourth quarter and full year 2008 results on Thursday, February 26, 2009 at 11:00 a.m. Eastern Time.  The call will be hosted by Dana Coffield, President and Chief Executive Officer. Interested parties may access the conference call by dialing (888) 713-4218 (domestic) or (617) 213-4870 (international), pass code # 43836235.  The call will also be available via web cast at www.grantierra.com, or http://www.streetevents.com, http://www.fulldisclosure.com. The web cast will be available on Gran Tierra Energy’s website until the next earnings call.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on February 26, 2009, by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) using confirmation pass code 72426646.

About Gran Tierra Energy Inc.:

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE Alternext exchange (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. The company holds interests in producing and prospective properties in Argentina, Colombia and Peru. The company has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (866) 973-4873

Cautionary Statement:

Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible reserves. The estimate of reserves for individual properties may not reflect the same confidence level as estimates of reserves for all properties, due to the effects of aggregation.

Estimates of total net proved oil reserves at December 31, 2008 have been prepared in accordance with the definitions for proved reserves set out in Rule 4-10 of Regulation S-X of the U.S. Securities and Exchange Commission. Reserves were estimated for proved, proved plus probable and proved plus probable plus possible cases under the reserve definitions of National Instrument 51-101 (NI 51-101) of Canada and for the proved case under the definitions of the Securities Exchange Commission (SEC) of the United States.  The evaluation was conducted in accordance with standard industry practice and reserves definitions, procedures and guidance contained in the Canadian Oil and Gas Evaluation Handbook (COGE Handbook).

Forward Looking Statements:

The statements in this news release regarding Gran Tierra Energy’s belief that the company’s production will be 15,000 BOPD, net after royalty at the end of the first quarter of 2009, that it is on track for achieving 20,000 BOPD this year, that its 2009 capital program will be fully funded from cash flow and cash on hand, that it is positioned to thrive in the current business environment, and its 2009 testing and drilling plans for Costayaco 6 and 7, are forward looking statements or financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators’ National Instrument 51-102 Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. These statements are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. There are a number of important factors that could cause the results or outcomes discussed herein to differ materially from that indicated by the forward-looking statements, including, among others: Gran Tierra Energy’s operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which impact the production, transport or sale of its products; geographic, political and weather conditions can impact the production, transport or sale of its products; and the risk that the current global economic and credit crisis may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Quarterly Report on Form 10-Q filed November 6, 2008. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com  Gran Tierra Energy does not undertake an obligation to update forward-looking or other statements in this release.

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Financial Tables to Follow

Gran Tierra Energy Inc.
Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit)
For the Years and Quarters ended December 31, 2008, 2007
Prepared in accordance with generally accepted accounting principles in the United States
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)
	Year Ended December 31,		Quarter Ended December 31,
	2008	2007	2008	2007
			(Unaudited)	(Unaudited)

REVENUE AND OTHER INCOME
Oil and natural gas sales	$112,805	$31,853	$18,932	$15,925
Interest	1,224	425	795	48
	114,029	32,278	19,727	15,973
EXPENSES
Operating	19,218	10,474	8,452	3,755
Depletion, depreciation and accretion	25,737	9,415	10,516	2,865
General and administrative	18,593	10,232	5,783	2,648
Liquidated damages	-	7,367	-	-
Derivative financial instruments (gain) loss	(193)	3,040	(3,180)	2,247
Foreign exchange (gain) loss	6,235	(78)	7,969	15
	69,590	40,450	29,540	11,530

INCOME (LOSS) BEFORE INCOME TAXES	44,439	(8,172)	(9,813)	4,443
Income tax expense (recovery)	(20,944)	(295)	2,881	2,280
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$23,495	$(8,467)	$(12,694)	$2,163
ACCUMULATED DEFICIT, BEGINNING OF PERIOD	(16,511)	(8,044)	19,678	(18,674)
RETAINED EARNINGS (ACCUMULATED DEFICIT), END OF PERIOD	$6,984	$(16,511)	$6,984	$(16,511)

NET INCOME (LOSS) PER SHARE — BASIC	0.19	(0.09)	(0.07)	0.02
NET INCOME (LOSS) PER SHARE —DILUTED	0.16	(0.09)	(0.07)	0.02
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	123,421,898	95,096,311	176,768,596	95,049,083
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	143,194,590	95,096,311	185,847,980	110,577,835

Gran Tierra Energy Inc.
Consolidated Balance Sheets
As at December 31, 2008, 2007
Prepared in accordance with generally accepted accounting principles in the United States
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)
	As at December 31,
	2008	2007

ASSETS
Current Assets
Cash and cash equivalents	$176,754	$18,189
Accounts receivable	7,905	10,695
Inventory	999	787
Taxes receivable	5,789	1,177
Prepaids	1,103	442
Derivative financial instruments	233	-
Deferred tax asset	2,262	220

Total Current Assets	195,045	31,510

Oil and Gas Properties (using the full cost method of accounting)
Proved	380,855	44,292
Unproved	384,195	18,910

Total Oil and Gas Properties	765,050	63,202

Other Assets	2,502	716

Total Property, Plant and Equipment	767,552	63,918

Long Term Assets
Deferred tax asset	10,131	1,839
Taxes receivable	-	525
Other long-term assets	1,315	-
Goodwill	98,582	15,005

Total Long Term Assets	110,028	17,369

Total Assets	$1,072,625	$112,797

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$21,134	$11,327
Accrued liabilities	12,841	6,139
Derivative financial instruments	-	1,594
Current taxes payable	28,163	3,284
Deferred tax liability	100	1,108

Total Current Liabilities	62,238	23,452

Long term liabilities	40	132
Deferred tax liability	213,093	9,235
Deferred remittance tax	1,077	1,332
Derivative financial instruments	-	1,055
Asset retirement obligation	4,251	799

Total Long Term Liabilities	218,461	12,553

Shareholders’ Equity
Common shares	226	95
(190,248,384 and 80,389,676 common shares and 48,238,269 and 14,787,303 exchangeable shares, par value $0.001 per share, issued and outstanding as at December 31, 2008 and 2007, respectively)
Additional paid in capital	753,236	72,458
Warrants	31,480	20,750
Retained earnings (accumulated deficit)	6,984	(16,511)

Total Shareholders’ Equity	791,926	76,792

Total Liabilities and Shareholders’ Equity	$1,072,625	$112,797

Gran Tierra Energy Inc.
Consolidated Statements of Cash Flow
For the Years ended December 31, 2008, 2007
Prepared in accordance with generally accepted accounting principles in the United States
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)
	Year Ended December 31,
	2008	2007

Operating Activities
Net income (loss)	$23,495	$(8,467)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and accretion	25,737	9,415
Deferred taxes	(6,418)	185
Stock based compensation	2,520	810
Liquidated damages	-	5,839
Unrealized foreign exchange loss	6,985	-
Unrealized (gain) loss on financial instruments	(2,882)	2,648
Net changes in non-cash working capital
Accounts receivable	34,943	(5,604)
Inventory	(107)	25
Prepaids	261	234
Accounts payable and accrued liabilities	10,697	2,808
Taxes receivable and payable	14,840	869
Settlement of asset retirement obligations	(334)	-

Net cash provided by operating activities	109,737	8,762

Investing Activities
Restricted cash	-	1,010
Oil and gas property expenditures	(55,217)	(15,976)
Cash acquired on acquisition net of acquisition costs	81,912	-
Long term assets and liabilities	446	(427)

Net cash provided by (used in) investing activities	27,141	(15,393)

Financing Activities
Restricted cash	-	-
Proceeds from issuance of common stock	21,687	719

Net cash provided by financing activities	21,687	719

Net (decrease) increase in cash and cash equivalents	158,565	(5,912)
Cash and cash equivalents, beginning of year	18,189	24,101

Cash and cash equivalents, end of year	$176,754	$18,189

Cash	110,688	18,189
Term deposits	66,066	-
Cash and cash equivalents, end of year	$176,754	$18,189

Supplemental cash flow disclosures:
Cash paid for interest	$-	$80
Cash paid for taxes	$11,587	$116
Non-cash investing activities:
Non-cash working capital related to capital additions	$11,096	$8,259